EX 23
Form 11-K for 2017
File No. l-8610

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-189789) of our report dated June 22, 2018, relating to the statement of net assets available for benefits as of December 31, 2017, the statement of changes in net assets available for benefits for the year ended December 31, 2017, and the supplemental schedule of assets (held at end of year) as of December 31, 2017, of the AT&T Puerto Rico Retirement Savings Plan, which appears in this Annual Report on Form 11-K of the AT&T Puerto Rico Retirement Savings Plan for the year ended December 31, 2017.

San Antonio, Texas                                                                                                                                                  /s/ BKD LLP

June 22, 2018

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